Exhibit 99.1

Boxlight Names Dale Strang as Permanent Chief Executive Officer

Board of Directors Unanimously Removes Interim Designation

Duluth, GA – Business Wire – June 12, 2024 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced that the Board of Directors has unanimously voted to name Dale Strang as Boxlight’s Chief Executive Officer. Mr. Strang was appointed as Interim Chief Executive Officer in January 2024.

“The Board is very pleased with the progress and direction of the Company shown under Dale’s leadership,” commented R. Wayne Jackson, non-executive Chairman of the Boxlight Board of Directors. “Over the last few months, Dale has led an effort to help streamline the organization and sharpened our go-to-market focus, putting the Company on the right path. Dale has the Board’s confidence and has demonstrated that he is the right person to lead the Company forward.”

Mr. Strang is an accomplished consumer technology, media and entertainment executive with over 35 years of experience leading organizations through periods of innovation, growth and turnaround. Mr. Strang has been a director of Boxlight since 2017 and has served on multiple committees, including as chair of the Company’s compensation committee.

“I am encouraged with the initial progress we have made, and while we have much more to achieve, we are increasingly well-positioned to take advantage of the opportunities in the fast-moving market we serve,” commented Mr. Strang. “I am excited about the opportunities in front of Boxlight, and committed to unlocking long-term, sustainable value for our customers, employees, and shareholders.”

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 14, 2024.

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins

+1 360-464-4478

investor.relations@boxlight.com

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